Exhibit 99.1


                                                      Citizens Communications
                                                      3 High Ridge Park
                                                      Stamford, CT 06905
                                                      203.614.5600
                                                      www.czn.com

FOR IMMEDIATE RELEASE

Contact
David Whitehouse
Senior Vice President & Treasurer
203.614.5708

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 Citizens Communications Will Change Its Name to Frontier Communications Corporation
                  New Name Will Align Corporate and Brand Names
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Stamford,  Conn.,  May 22, 2008 -- Citizens  Communications  Company  (NYSE:CZN)
announced that at its Annual Meeting on May 15, 2008 stockholders overwhelmingly approved changing the company's name to Frontier Communications Corporation. The change will become  effective on July 31, 2008.  That day, the  company's  stock symbol on the New York  Stock  Exchange  will  become  "FTR"  and the  company's
Chairman and CEO,  Maggie  Wilderotter,  along with the Board of  Directors,  is scheduled to ring the opening  bell.

"The name change will align our corporate name with the brand name under which we operate and are known in our markets. This change allows us to leverage the strength of our brand, and link our corporate identity with our customers and our employees," said Ms. Wilderotter. She added, "While our corporate name will change, all core elements of the organization remain the same. As Frontier Communications, we will continue to provide all of our constituents -- our shareholders, our customers, our communities and our employees -- with the highest level of products and service."

The new Frontier corporate identity, including a new logo and website, will be launched on July 31st. "The Frontier logo, already used in our local markets, graphically communicates our promise to connect communities," Ms. Wilderotter remarked. "As a local, community-based communications company, Frontier is in the business of bringing people together. Frontier will continue to offer the best voice, broadband data and video services to our residential and business customers. Our unified corporate branding is a way to visually communicate that we are keeping pace with new products and services that our customers want."

About Citizens  Communications Company
Citizens Communications Company (NYSE: CZN) offers telephone, television and Internet services under the Frontier brand name in 24 states. More information is available at www.czn.com and www.frontieronline.com

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